Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEURON SYSTEMS, INC.

Neuron Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1. The name of this corporation is Neuron Systems, Inc.

2. The Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on August 13, 2004, and was amended by that Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on June 23, 2008.

3. The Amended and Restated Certificate of Incorporation of the corporation is hereby amended, among other provisions, to change the name of this corporation by amending Article I by substituting in lieu of said Article I a new Article I as set forth in the Restated Certificate of Incorporation set forth below and to change the capitalization of the corporation by amending Article IV by substituting in lieu of said Article IV a new Article IV as set forth in the Restated Certificate of Incorporation set forth below.

4. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

5. The text of the Restated Certificate of Incorporation of the corporation, as amended and restated herein, shall read in its entirety as follows:

RESTATED CERTIFICATE OF INCORPORATION

OF

NEURON SYSTEMS, INC.

ARTICLE I

The name of this corporation is Aldexa Therapeutics, Inc.

ARTICLE II

The address of this corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which this corporation is authorized to issue is 139,778,066 shares. 80,000,000 shares shall be Common Stock, with a par value of $0.001 per share, 40,000,000 of which shall be voting Common Stock (the “Voting Common Stock”) and 40,000,000 of which shall be non-voting Common Stock (the “Non-Voting Common Stock”). 59,778,066 shares shall be Preferred Stock with a par value of $0.001 per share. 11,786,216 shares of the Preferred Stock shall be designated “Series A Voting Preferred Stock” and 11,786,216 shares of the Preferred Stock shall be designated “Series A Non-Voting Preferred Stock.” The Series A Voting Preferred Stock and the Series A Non-Voting Preferred Stock shall be referred to collectively as the “Series A Preferred Stock.” 18,102,817 shares of the Preferred Stock shall be designated “Series B Voting Preferred Stock” and 18,102,817 shares of the Preferred Stock shall be designated “Series B Non-Voting Preferred Stock.” The Series B Voting Preferred Stock and the Series B Non-Voting Preferred Stock shall be referred to collectively as the “Series B Preferred Stock.” For purposes herein, the Series A Voting Preferred Stock and the Series B Preferred Stock are sometimes referred to as the “Voting Preferred Stock.” The rights and preferences of Non-Voting Common Stock shall be substantially identical to those of the Voting Common Stock, except that such shares shall have no voting rights. The rights and preferences of each series of the Non-Voting Preferred Stock shall be substantially identical to those of the same such series of Voting Preferred Stock, except that such shares shall have no voting rights. This corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance upon conversion of the Preferred Stock shall not be sufficient to permit conversion of the Preferred Stock. Subject to the provisions herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of this corporation representing a majority of the votes represented by all outstanding shares of stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of the shares of capital stock or the holders thereof are as follows:

A.	PREFERRED STOCK.

1. Dividend Provisions. Prior and in preference to any declaration or payment of any dividends to the holders of shares of Common Stock, the holders of shares of the Preferred Stock shall be entitled to receive dividends out of any assets legally available therefor, at the rate of eight percent (8%) of the applicable Original Issue Price (as defined herein) per share per annum. Such dividends shall be payable when, as and if declared by the board of directors of this corporation, and shall not be cumulative, and, therefore, if not declared in any year, the right to such dividend shall terminate and shall not carry forward into the next year. In the event that the board of directors of this corporation declares a dividend, the amount of which is insufficient to permit payment of the full aforesaid dividends, such dividends will be paid ratably to each holder of Preferred Stock in proportion to the dividend amounts to which each holder of Preferred Stock is entitled. After payment of the full amount of the aforesaid dividends, any additional dividends declared shall be distributed to the holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by such holder on an as-converted to Common Stock basis. The “Original Issue Price” of the Preferred Stock shall be $1.02 per share (as adjusted for stock splits, stock dividends, recapitalization and similar events) for each share of the Series A Preferred Stock and $0.4299 per share (as adjusted for stock splits, stock dividends, recapitalization and similar events) for each share of the Series B Preferred Stock.

2. Liquidation Preference.

(a) Preferred Preference.

(i) In the event of any Liquidating Transaction (as defined below), either voluntarily or involuntarily, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of this corporation (or distribution of consideration in connection with a Liquidating Transaction) (the “Proceeds”) to the holders of Common Stock, an amount equal to three (3) multiplied by the applicable Original Issue Price for each share of Preferred Stock then so held, plus a further amount equal to any dividends declared but unpaid on such shares. All of the preferential amounts to be paid to the holders of the Preferred Stock under this Section 2(a)(i) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of this corporation to, the holders of the Common Stock in connection with such Liquidating Transaction.

(ii) If, upon such Liquidating Transaction the assets of this corporation are insufficient to provide for the payment of the full aforesaid preferential amounts to the holders of the Preferred Stock, such assets as are available shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount to which each such holder is otherwise entitled to receive pursuant to Section 2(a)(i) above.

(iii) After payment has been made to the holders of the Preferred Stock of the full amounts to which they are entitled as provided in Section 2(a)(i) above, the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Common Stock and Preferred Stock pro-rata based on the number of shares of Common Stock held by each (assuming full conversion of all shares of Preferred Stock).

(iv) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidating Transaction, each such holder of shares of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such Preferred Stock into shares of Common Stock immediately prior to the Liquidating Transaction if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(b) For purposes of this Section 2, a “Liquidating Transaction” of this corporation shall mean a (i) liquidation, dissolution or winding up of this corporation, (ii) sale of all or substantially all of the assets of this corporation, (iii) consolidation or merger with or into any other entity if, as a result of such consolidation or merger, the holders of the Common Stock and the Preferred Stock prior to such consolidation or merger do not hold in excess of fifty percent (50%) of the combined voting power of the surviving entity. The treatment of any particular transaction or series of related transactions as a Liquidating Transaction may be waived by the vote or written consent of the holders of at least sixty-seven percent (67%) of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(c) Notice of Liquidating Transaction. This corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidating Transaction not later than ten (10) days prior to the stockholders’ meeting called to approve such Liquidating Transaction, or ten (10) days prior to the closing of such Liquidating Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidating Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidating Transaction, and this corporation shall thereafter give such holders prompt notice of any material changes to such terms and conditions. Unless such notice requirements are waived, the Liquidating Transaction shall not take place sooner than ten (10) days after this corporation has given the first notice provided for herein or sooner than five (5) days after this corporation has given notice of any material changes provided for herein. Notwithstanding any other provisions of this Certificate of Incorporation, all notice periods or requirements in this Certificate of Incorporation applicable to the holders of Preferred Stock may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of at least sixty-seven percent (67%) of the voting power of the outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) that are entitled to such notice rights.

(d) Consent for Certain Repurchases. Each holder of an outstanding share of Preferred Stock shall be deemed to have consented, for purposes of Section 160 of the DGCL, to distributions made by this corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between this corporation and such persons but only to the extent each distribution is equal to or less than the original purchase price of such shares being repurchased.

(e) In any Liquidating Transaction, if Proceeds received by this corporation or its stockholders are other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidating Transaction;

(2) If traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidating Transaction; and

(3) If there is no public market, the value shall be the fair market value thereof, as determined by the board of directors in good faith.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the board of directors of this corporation in good faith.

(iii) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidating Transaction shall be superseded by any determination of such value set forth in the definitive agreements governing such Liquidating Transaction.

(f) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(i) cause the closing of such Liquidating Transaction to be postponed until such time as the requirements of this Section 2 have been complied with; or

(ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(b) hereof.

3. Voting Rights.

(a) Election of Directors. The Voting Preferred Stock, voting as a single class and not as separate series and on an as-converted basis, shall be entitled to elect two (2) members of the board of directors (the “Preferred Directors”); the Voting Common Stock, voting as as separate class, shall be entitled to elect one (1) member of the board of directors; the Voting

Common Stock and the Voting Preferred Stock voting together as a single class and not as separate series and on an as-converted basis, shall have the right to elect three (3) members of the board of directors. The rights set forth in this Section 3(a) shall terminate upon the earlier of (i) the closing of a Qualified IPO or (ii) a Liquidating Transaction.

(b) Other Matters. On all other matters, except as specifically provided herein or as otherwise required by law, holders of the Voting Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Voting Common Stock, and shall be entitled to vote, together with the holders of Voting Common Stock, with respect to any matters upon which holders of Voting Common Stock have the right to vote. Except as otherwise provided herein, the holder of each share of Voting Common Stock issued and outstanding shall have one vote and the holder of each share of Voting Preferred Stock shall be entitled to the number of votes equal to the number of shares of Voting Common Stock into which such share of Voting Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is-taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of this corporation having general voting power and not separately as a class. For purposes of this Section 3, the “voting power of the shares of Voting Preferred Stock” shall mean the number of votes equal to the number of shares of Voting Common Stock into which such shares of Voting Preferred Stock could be converted at the dates provided in the preceding sentence. Fractional votes by the holders of Voting Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Voting Preferred Stock held by each holder could be converted) be rounded down to the nearest whole number.

(c) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible into either shares of Voting Common Stock or Non-Voting Common Stock, at the election of the holder, without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for the Preferred Stock and shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the applicable Original Issuance Price per share by the applicable Conversion Price (as hereinafter defined) per share in effect for such series Preferred Stock at the time of conversion. The initial per share Conversion Price of the Preferred Stock shall be $0.7521 (as adjusted for stock splits, stock dividends, recapitalization and similar events relating to the Series A Preferred Stock) for each share of the Series A Preferred Stock and $0.4299 (as adjusted for stock splits, stock dividends, recapitalization and similar events relating to the Series B Preferred Stock) for each share of the Series B Preferred Stock. The initial Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as provided below. The number of shares of Common Stock into which a share of Preferred Stock is convertible is hereinafter referred to as the “Conversion Rate” of such series. Each share of Voting Preferred Stock and each share of

Non-Voting Preferred Stock shall be convertible into one share of the same such series of Non-Voting Preferred Stock or one share of the same such series of Voting Preferred Stock, respectively, without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such series of Preferred Stock. Each share of Voting Common Stock and each share of Non-Voting Common Stock issued upon conversion of the Preferred Stock shall be convertible into one share of Non-Voting Common Stock or one share of Voting Common Stock, respectively, without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for the Common Stock.

(b) Automatic Conversion.

(i) Each share of Series A Preferred Stock shall automatically be converted into share(s) of either Voting Common Stock or Non-Voting Common Stock, at the election of the holder, at the then effective Conversion Rate immediately upon the election of the holders of at least sixty-seven percent (67%) of the outstanding Series A Preferred Stock (voting as a single class and not as separate series, and on an as-converted basis).

(ii) Each share of Series B Preferred Stock shall automatically be converted into share(s) of Voting Common Stock at the then effective Conversion Rate immediately upon the election of the holders of at least sixty-seven percent (67%) of the outstanding Series B Preferred Stock (voting as a single class and not as separate series, and on an as-converted basis).

(iii) Each share of Preferred Stock shall automatically be converted into share(s) of Common Stock immediately upon the closing of the sale of the corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (“Securities Act”), with aggregate offering proceeds to the corporation (before deduction for underwriters’ discounts and expenses relating to the issuance) of at least Thirty Million Dollars ($30,000,000) and a public offering price per share equal to at least $1.2897 (subject to adjustments for stock dividends, splits, combinations and similar events) (a “Qualified IPO”).

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate(s) therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock and shall give written notice to this corporation at such office that the holder elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(b) hereof). This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock certificate(s) for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 4(b)(i) or Section 4(b)(ii), as applicable, hereof such conversion shall be deemed to have been made immediately prior to the close of business on the date of the election referred to in Section 4(b)(i)

or Section (4)(b)(ii), as applicable, or in the case of an automatic conversion pursuant to Section 4(b)(iii) hereof, immediately prior to the closing of the offering referred to in Section 4(b)(iii)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Fractional Shares. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled upon conversion, this corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of such series of Preferred Stock as determined by the board of directors of this corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(e) Adjustment of Conversion Price. The Conversion Price of each series of the Preferred Stock (“Conversion Price”) shall be subject to independent adjustment from time to time as follows:

(i) Definitions. For purposes of this paragraph 4(e), the following definitions shall apply:

(1) “Excluded Stock” shall mean:

(A)	securities issuable upon conversion of the Preferred Stock, or as a dividend or distribution on the Preferred Stock;

(B)	shares of Common Stock (or options to purchase Common Stock) issued or deemed issued to officers, directors, consultants, advisors or employees of this corporation, pursuant to equity compensation plans unanimously approved by the board of directors of this corporation;

(C)

securities representing or convertible into, in the aggregate, no more than 1,686,395 shares of Common Stock, on a fully-diluted basis, issued (i) in connection with research and development partnerships, licensing, corporate partnering, collaborative arrangements or similar transactions, and (ii) to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions, debt financings, marketing arrangements, or similar transactions unanimously approved by the board of directors of this corporation;

(D)	shares of Common Stock issued or issuable for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination, provided that such issuance has been unanimously approved by the board of directors of this corporation;

(E)	shares of Common Stock issued or issuable pursuant to outstanding Options or Convertible Securities as of the Initial Closing (all as defined in the Purchase Agreement (as defined herein));

(F)	shares of Preferred Stock issued at the Initial Closing (defined in the Purchase Agreement) pursuant to the Purchase Agreement or shares of Common Stock issued or issuable upon conversion of such shares of Preferred Stock; and

(G)	Shares issued in connection with a Qualified IPO;

(H)	Shares of Preferred Stock issued upon exercise of the Warrants purchased at the Initial Closing (as such terms are defined in the Purchase Agreement) or shares of Common Stock issued or issuable upon conversion of such shares of Preferred Stock.

(2) “Options” means options or warrants to purchase or rights to subscribe for Common Stock.

(3) “Convertible Securities” means securities by their terms directly or indirectly convertible into or exchangeable for Common Stock and options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities.

(4) “Purchase Rights” means Options and Convertible Securities.

(ii) Adjustment of Conversion Price for Dilutive Issuance of Preferred Stock. If this corporation issues or is deemed to issue any Common Stock on or after the date upon which this Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”) other that Excluded Stock (such shares of Common Stock, “Additional Stock”) without consideration or for a consideration per share of less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith be adjusted to a price equal to the price paid per share for such Additional Stock.

(iii) If the number of shares of Common Stock outstanding at any time after the Filing Date is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of such Preferred Stock shall be increased in proportion to such increase of outstanding shares.

(iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock then, on the effective date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(v) In case this corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights (excluding Purchase Rights), then, in each such case, the holders of shares of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which each series of Preferred Stock is convertible.

(vi) All calculations under this Section 4 shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

(f) Minimal Adjustments. No adjustment in the Conversion Price need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 4, this corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which adjustment or readjustment is based. This corporation shall, upon request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversions of such holder’s shares of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, this corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of (i) Voting Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and (ii) Non-Voting Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Non-Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock. If at any time the number of authorized but unissued shares of Voting Common Stock or Non-Voting Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Voting Common Stock or Non-Voting Common Stock, as the case may be, to such number of shares as shall be sufficient for such purpose.

(j) Notices. Any notice required by the provisions of this Section 4 to be given to the holder of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of this corporation.

5. Redemption of Preferred Stock.

(a) This corporation shall not have the right to call or redeem any shares of Preferred Stock at its option.

(b) At any time after the seventh (7th) anniversary of the first issuance of Preferred Stock pursuant to the Purchase Agreement, the holders of at least two-thirds of the voting power of all then outstanding shares of Preferred Stock (voting together as a single class and not as separate series and on an as-converted basis) may elect to require this corporation to redeem for cash all of the then outstanding shares of Preferred Stock. Such holders shall exercise such redemption right, if at all, by sending a written notice thereof to this corporation (the “Redemption Notice”). Upon receipt of the Redemption Notice (the “Redemption Date”), this corporation shall redeem the shares of Preferred Stock then outstanding as of the Redemption Date in three (3) annual installments (each payment date being referred to herein as a “Due Date”), with (i) the first annual installment due on the date that is sixty (60) days after the Redemption Date, (ii) the second annual installment due on the first anniversary of the payment date specified in clause (i) above, and (iii) the third annual installment due on the second anniversary of the payment date specified in clause (i) above. Payment shall be made by this corporation by paying in cash therefor, the applicable Original Issue Price for each share of Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared but unpaid dividends on such shares (the “Redemption Price”). The number of shares of Preferred Stock that this corporation shall be required to redeem on any one Due Date shall be equal to one-third of the number of shares of Preferred Stock outstanding immediately prior to the Redemption Date. Any redemption of Preferred Stock effected pursuant to this Article V(5)(b) shall be made on a pro rata basis among the holders of each series of Preferred Stock in proportion to the aggregate Redemption Price that each such holder of Preferred Stock would otherwise be entitled to receive on the applicable Due Date. Notwithstanding the provisions of this Article V(5)(b), this corporation will not be required to redeem shares on any Due Date to the extent funds are not legally available. If funds are not legally available to consummate a redemption under this Article V(5)(b), this corporation shall redeem the maximum number of shares for which funds are legally available and will redeem the remaining shares of Preferred Stock as soon as sufficient funds are legally available until the total number of shares that it has redeemed is equal to the total number of shares that it would have redeemed at such time as if it had redeemed in accordance with the provisions of this Article V(5)(b). Notwithstanding the foregoing, any holder of Preferred Stock may waive the redemption right set forth in this Article V(5)(b), with respect to the Preferred Stock held by such holder, by delivering written notice of such waiver to this Corporation and the other holders of Preferred Stock at least ten (10) days prior to the Redemption Date.

(c) This corporation shall give notice by certified mail, postage prepaid, return receipt requested, to the holders of record of such shares of Preferred Stock to be redeemed, such notice to be addressed to each holder at the address shown in this corporation’s records, which notice shall specify the applicable Due Date, the number of shares of Preferred Stock to be redeemed, the holder to be redeemed and the date on which conversion rights terminate (which shall not be prior to the fifth (5th) day preceding the applicable Due Date). Such notice shall be given no more than sixty (60) but no less than thirty (30) days prior to the applicable Due Date. On or after the applicable Due Date, each holder shall surrender such holder’s certificate (or comply with applicable lost certificate provisions) for the number of shares to be redeemed as stated in the notice to this corporation at the place specified in such notice. If less than all of the shares represented by such certificate are redeemed, a new certificate shall forthwith be issued for the unredeemed shares. Provided such notice is duly given, and provided that on the Due Date specified there shall be a source of funds legally available for such redemption, then all rights with respect to such shares shall, after the specified Due Date, terminate, whether or not said certificates have been surrendered, excepting only in the latter instance the right of the holder to receive the Redemption Price thereof, without interest, upon such surrender (or compliance with lost certificate provisions).

(d) From and after a Redemption Date, upon payment in full of the Redemption Price for each share redeemed, all rights of the holders with respect to such redeemed shares of Preferred Stock shall cease and such shares shall not thereafter be transferred on the books of the corporation or be deemed outstanding for any purposes whatsoever.

6. Protective Provisions. This corporation shall not (by merger, reclassification, amendment or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least seventy percent (70%) of the then outstanding shares of Series B Voting Preferred Stock, voting as a separate series:

(a) Effect any amendment to the Certificate of Incorporation or Bylaws that materially and adversely alters or changes the rights, preferences or privileges of the outstanding Series Preferred Stock;

(b) increase or decrease the aggregate number of authorized shares of Preferred Stock;

(c) increase the number of shares reserved for issuance or sale to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their service pursuant to any stock plan or agreement;

(d) issue, obligate itself to issue, create or effect a creation of any new class or series of shares of stock that ranks above or pari passu with the Series B Preferred Stock with respect to voting rights, liquidation preferences or dividends;

(e) effect any merger, other corporate reorganization, sale of control, or any transaction in which all or substantially all of the assets of this corporation are sold;

(f) effect any Liquidating Transaction of this corporation;

(g) execute any action to increase or decrease the number of directors of this corporation;

(h) enter into any transactions with affiliates of this corporation;

(i) license any of this corporation’s intellectual property to third parties;

(j) declare or pay dividends on any capital stock having rights, preferences and privileges junior to the Preferred Stock (other than dividends paid or declared in Common Stock); or

(k) do any act or thing which would result in taxation of the holders of shares of the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any comparable provision of the Code as hereafter from time to time amended).

B.	COMMON STOCK.

Except for and subject to those rights expressly granted to the holders of the Preferred Stock (including, without limitation, any dividend rights), or except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all rights of stockholders.

ARTICLE VI

This corporation is to have perpetual existence.

ARTICLE VII

1. Limitation of Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

2. Indemnification. This corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of this corporation, or any predecessor of this corporation, or serves or served at any other enterprise as a director, officer or employee at the request of this corporation or any predecessor to this corporation.

3. Amendments. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE VIII

In the event that the shares of Preferred Stock shall be converted or redeemed pursuant to the terms hereof, the shares so converted or redeemed shall not revert to the status of authorized but unissued shares, but instead shall be canceled and shall not be re-issuable by this corporation.

ARTICLE IX

Holders of stock of any class or series of this corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders.

ARTICLE X

Elections of directors need not be by written ballot unless the Bylaws of this corporation so provide.

ARTICLE XI

The corporation hereby renounces, to the fullest extent permitted by Section 122 (17) of the DGCL, any interest or expectancy of the corporation in, or in being offered, an opportunity to participate in, any Business Opportunity. A “Business Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the corporation who is not an employee of the corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person solely in such Covered Person’s capacity as a director of the corporation. To the fullest extent permitted by law, the corporation hereby waives any claim against a Covered Person, and agrees to indemnify all Covered Persons against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could limit any Covered Person from pursuing or engaging in any Business Opportunity.

ARTICLE XII

In furtherance and not in limitation of the powers conferred by statute, the board of directors of this corporation is expressly authorized to make, alter, amend or repeal the Bylaws of this corporation.

ARTICLE XIII

The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the board of directors of this corporation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The foregoing Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and executed by its President and Chief Executive Officer this 20th day of December, 2012.

/s/ Todd Brady
Todd Brady
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALDEXA THERAPEUTICS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Aldexa Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. The Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on August 13, 2004, was amended by that Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on June 23, 2008, and further amended by that Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on December 20, 2012.

2. That the Board of Directors of this corporation duly adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of this corporation (the “Certificate”), declaring said amendment to be advisable and in the best interests of this corporation:

RESOLVED, that Article V Section A(3)(a) of the Amended and Restated Certificate of Incorporation of the corporation be amended to read in its entirety as follows:

“The Voting Preferred Stock, voting as a single class and not as separate series and on an as-converted basis, shall be entitled to elect two (2) members of the board of directors (the “Preferred Directors”); the Voting Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the board of directors; the Voting Common Stock and the Voting Preferred Stock voting together as a single class and not as separate series and on an as-converted basis, shall have the right to elect the remaining members of the board of directors. The rights set forth in this Section 3(a) shall terminate upon the earlier of (i) the closing of a Qualified IPO or (ii) a Liquidating Transaction.”

3. That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares given in accordance with and pursuant to Section 228 of the General Corporation Law.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer of the corporation this 21st day of June, 2013.

/s/ Todd Brady
Name:	Todd Brady
Title:	President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALDEXA THERAPEUTICS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Aldexa Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. The Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on August 13, 2004, was amended by that Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on June 23, 2008, further amended by that Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on December 20, 2012 and further amended by that Certificate of Amendment, filed with the Secretary of State of the State of Delaware on June 21, 2013.

2. That the Board of Directors of this corporation duly adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of this corporation (the “Certificate”), declaring said amendment to be advisable and in the best interests of this corporation:

RESOLVED, that Article IV of the Amended and Restated Certificate of Incorporation of the corporation be amended to read in its entirety as follows:

“This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which this corporation is authorized to issue is 192,000,000 shares. 130,000,000 shares shall be Common Stock, with a par value of $0.001 per share, 65,000,000 of which shall be voting Common Stock (the “Voting Common Stock”) and 65,000,000 of which shall be non-voting Common Stock (the “Non-Voting Common Stock”). 62,000,000 shares shall be Preferred Stock with a par value of $0.001 per share. 12,000,000 shares of the Preferred Stock shall be designated “Series A Voting Preferred Stock” and 12,000,000 shares of the Preferred Stock shall be designated “Series A Non-Voting Preferred Stock.” The Series A Voting Preferred Stock and the Series A Non-Voting Preferred Stock shall be referred to collectively as the “Series A Preferred Stock.” 19,000,000 shares of the Preferred Stock shall be designated “Series B Voting Preferred Stock” and 19,000,000 shares of the Preferred Stock shall be designated “Series B Non-Voting Preferred Stock.” The Series B Voting Preferred Stock and the Series B Non-Voting Preferred Stock shall be referred to collectively as the

“Series B Preferred Stock.” For purposes herein, the Series A Voting Preferred Stock and the Series B Voting Preferred Stock are sometimes referred to as the “Voting Preferred Stock.” The rights and preferences of Non-Voting Common Stock shall be substantially identical to those of the Voting Common Stock, except that such shares shall have no voting rights. The rights and preferences of each series of the Non-Voting Preferred Stock shall be substantially identical to those of the same such series of Voting Preferred Stock, except that such shares shall have no voting rights. This corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance upon conversion of the Preferred Stock shall not be sufficient to permit conversion of the Preferred Stock. Subject to the provisions herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of this corporation representing a majority of the votes represented by all outstanding shares of stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.”

3. That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares given in accordance with and pursuant to Section 228 of the General Corporation Law.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer of the corporation this 14th day of August, 2013.

/s/ Todd Brady
Name:	Todd Brady
Title:	President and Chief Executive Officer

CERTIFICATE OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION OF

ALDEXA THERAPEUTICS, INC.

ALDEXA THERAPEUTICS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: The name of this corporation is Aldexa Therapeutics, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on August 13, 2004, was amended by that Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on June 23, 2008, further amended by that Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on December 20, 2012, further amended by that Certificate of Amendment, filed with the Secretary of State of the State of Delaware on June 21, 2013, and further amended by that Certificate of Amendment, filed with the Secretary of State of the State of Delaware on August 14, 2013.

SECOND: The Board of Directors of this corporation adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of this corporation (the “Certificate”), declaring said amendment to be advisable and in the best interests of this corporation and its stockholders and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders to such amendment. The proposed amendment to the Certificate is as follows:

RESOLVED, that Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be amended to insert the following immediately prior to the first paragraph:

“Effective as of immediately prior to the effectiveness of the Registration Statement on Form S-1 (File No. 333-193204) originally filed by the Corporation on January 6, 2013 (the “Effective Time”), each twelve (12) issued shares of each series of Preferred Stock and Common Stock shall be combined and changed into one (1) share of such series of Preferred Stock or Common Stock, as applicable (the “Reverse Stock Split”), which shares shall be fully paid and nonassessable. No fractional shares of Preferred Stock or Common Stock shall be issued as a result of the Reverse Stock Split. Each holder of a certificate evidencing such holder’s ownership of Preferred Stock or Common Stock at the Effective Time who would otherwise have been entitled to a fraction of a share as a result of the combination of the Preferred Stock or Common Stock represented by such certificate, shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled in respect of such certificate multiplied by the fair market value per share as determined by the Corporation’s board of directors. Such Reverse Stock Split shall occur whether or not certificates representing any stockholder’s shares held prior to the Reverse Stock Split are surrendered for cancellation.”

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares given in accordance with and pursuant to Section 228 of the General Corporation Law.

(Remainder of page intentionally left blank.)

2

IN WITNESS WHEREOF, Aldexa Therapeutics, Inc. has caused this Certificate of Amendment to be executed by a duly authorized officer of the Corporation as of March 4, 2014.

/s/ Todd C. Brady
Name: Todd C. Brady, M.D., Ph.D.
Title: President and Chief Executive Officer

3

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALDEXA THERAPEUTICS, INC.

ALDEXA THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: The name of this corporation is Aldexa Therapeutics, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on August 13, 2004, was amended by that Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on June 23, 2008, further amended by that Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on December 20, 2012, further amended by that Certificate of Amendment, filed with the Secretary of State of the State of Delaware on June 21, 2013, further amended by that Certificate of Amendment, filed with the Secretary of State of the State of Delaware on August 14, 2013, and further amended by that Certificate of Amendment, filed with the Secretary of State of the State of Delaware on March 4, 2014.

SECOND: The Board of Directors of this corporation adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of this corporation (the “Certificate”), declaring said amendment to be advisable and in the best interests of this corporation and its stockholders and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders to such amendment. The proposed amendment to the Certificate is as follows:

RESOLVED, that Article I of the Certificate be amended and restated in its entirety as follows:

“The name of this corporation is Aldeyra Therapeutics, Inc.”

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares given in accordance with and pursuant to Section 228 of the General Corporation Law.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, this corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer of the corporation as of March 17, 2014.

/s/ Todd C. Brady
Name: Todd C. Brady, M.D., Ph.D. Title: President and Chief Executive Officer